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                                                                   Exhibit 3.116


                            ARTICLES OF INCORPORATION

                                       OF

                        WESTCOTT COMMUNICATIONS MICHIGAN

          I, the undersigned, a natural person of the age of eighteen years or more, acting as the incorporator for the purpose of forming a corporation (hereinafter referred to as the "Corporation") for profit pursuant to the provisions of the Business Corporation Act of the State of Michigan, Act 284, P.
A. 1972, do hereby adopt the following Articles of Incorporation for the Corporation.

          FIRST: The name of the corporation is Westcott Communications Michigan, Inc.

          SECOND: The purposes for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act.

          THIRD: The aggregate number of shares which the Corporation shall have authority to issue is 1,000, par value $.Ol per share, designated Common Stock. Each share of such common stock shall have identical rights and privileges in every respect.

          FOURTH: No holder of any shares of capital stock of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (b) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (c) any right of subscription to or to receive, or any warrant or option for the purchase of, any of the foregoing securities,or
(d) any other securities that may be issued or
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sold by the Corporation

          FIFTH: The street and mailing address of the initial registered office of the Corporation in the State of Michigan is 501 South Capitol Avenue, c/o The Prentice-Hall Corporation System, Inc., City of Lansing 48933, County of Ingham, and the name of the initial resident agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

          SIXTH: The name and the address of the incorporator of the Corporation are as follows:

                  NAME                      ADDRESS
                  ----                      -------

            David B. Hollander             900 Jackson Street
                                           100 Founders Square
                                           Dallas, Texas 74202-4499

          SEVENTH: The duration of the Corporation shall be perpetual.

          EIGHTH: Any action required or permitted by the Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of notes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

          NINTH: The personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by the provisions of Section 209(c)of the Business Corporation Act, as the same may be amended and supplemented.

          TENTH: The Corporation shall, to the fullest extent permitted by
Section 261 and Sections 561 to 569, inclusive, of the Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have


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power to indemnify under said sections from and against any and all of the expenses, liabilities, or other matters referred to or covered by said sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity, and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. In the event that these Articles of Incorporation or any amendment thereof shall delegate to a shareholder or shareholders or a person or persons any part or all of the management of the Corporation pursuant to the provisions of Section 463 of the Business corporation Act, any such shareholder or shareholders or any such person or persons shall be entitled to the same right of indemnification as a director of the Corporation.

          ELEVENTH: Cumulative voting for the election of directors is expressly denied and prohibited.

          IN WITNESS WHEREOF, I have hereunto set my hand this 13th day of September, 1990.

                                              David B. Hollander, Incorporator


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